                                                                     EXHIBIT 4.7
- --------------------------------------------------------------------------------

                              CASINO AMERICA, INC.

                                       TO

                              FLEET NATIONAL BANK,

                                    Trustee


                          --------------------------


                         FOURTH SUPPLEMENTAL INDENTURE

                           Dated as of July 26, 1996


                          --------------------------



                                  $105,000,000

                          11 1/2% First Mortgage Notes

                                    Due 2001

- --------------------------------------------------------------------------------

     FOURTH SUPPLEMENTAL INDENTURE, dated as of July 26, 1996 (the "Fourth Supplement") between Casino America, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company"), having its principal office at 711 Washington Loop, Second Floor, Biloxi, Mississippi 39530, and Fleet National Bank (formerly known as Shawmut Bank Connecticut, National Association), as Trustee (herein called the "Trustee"), for the Company's 11 1/2% First Mortgage Notes due 2001 (the "Securities").

                                    RECITALS

     The Company has heretofore executed and delivered to the Trustee an Indenture, dated as of November 1, 1993, as supplemented by the First Supplemental Indenture, dated as of April 29, 1994, the Second Supplemental Indenture, dated as of March 8, 1995 and the Third Supplemental Indenture, dated as of May 3, 1996 (the "Indenture"), under which the Securities in the aggregate principal amount of $105,000,000 were issued and are outstanding.

     In accordance with Section 902 of the Indenture, the Company has obtained the written consent of the Holders of a majority in principal amount of the Securities to certain amendments to the Indenture, which consents the Company and its counsel have determined are sufficient under Section 902 to authorize this Fourth Supplement. The Company is authorized to enter into this Fourth Supplement by a Board Resolution and simultaneously herewith the Trustee has received an Opinion of Counsel and an Officers' Certificate stating that the execution of this Fourth Supplement is authorized or permitted by the Indenture.

     NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

     For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

                                  ARTICLE ONE

     SECTION 101. Section 1303 of the Indenture is amended by inserting into the first sentence of Section 1303 after "Sections 1007 through Sections 1028" and before the words "with respect to the Outstanding Securities" the following:

          and, notwithstanding any provision in any of the Security Documents, the Company shall be immediately released (and the Trustee shall execute all documentation, including, without limitation, amendments to any of the Security Documents as may be required to effect such release) from any and all of its obligations under Sections 1201 through 1207

     SECTION 102. Section 1303 of the Indenture is amended by inserting the following as the second sentence of such Section:

          The Trustee shall thereupon release its Lien, in its entirety, in the Collateral.

     SECTION 103. Section 1304 of the Indenture is amended by deleting the following words in the first sentence of subsection (1) following after the words "as trust funds" and before the words "in trust for the purpose of making the following payments,":

          , for a period of at least 123 days prior to the date of such defeasance,

     SECTION 104. Section 1304, subsection (2), is deleted in its entirety and replaced with the following:

          No Default or Event of Default with respect to the Securities shall have occurred and be continuing on the date of such deposit.


     SECTION 105. Section 401 of the Indenture is amended by deleting the following words in subsection (1)(b) following (i), (ii) and (iii) of such subsection and following the words "deposited with the Trustee as trust funds," and before the words "in trust for the purpose an amount":

          , for a period of at least 123 days prior to the date of such discharge,



                                  ARTICLE TWO


     SECTION 201.   Effective Date of This Fourth Supplement.

     This Fourth Supplement will be effective upon the date first written above; provided, however, that if the Company has not purchased and retired and/or effected a defeasance pursuant to Section 1302 or a covenant defeasance pursuant to Section 1303 relating to all Outstanding Securities prior to 5:00 p.m., New York City time, on August 23, 1996, then this Fourth Supplement shall be nullified and no longer effective.

     SECTION 202.   Indenture Ratified.

     Except as hereby otherwise expressly provided, the Indenture is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

     SECTION 203.   Counterparts.

     This Fourth Supplement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     SECTION 204.   Trustee Not Responsible.

     The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee enters into this Supplemental Indenture in reliance on an Opinion of Counsel, as provided for in Section 903 of the Indenture.

     SECTION 205.   Definitions and Terms.

     Unless otherwise defined herein, all initially capitalized terms used herein shall have the meanings assigned to such terms in the Indenture.

     SECTION 206.   Governing Law.

     This Fourth Supplement shall be governed by and construed in accordance with the law of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplement to be duly executed as of the day and year first above written.


                                    CASINO AMERICA, INC.


                                    By:/s/ Allan B. Solomon
                                       ----------------------------
                                       Name: Allan B. Solomon
                                       Title: Executive Vice President and
                                                        General Counsel

Attest:  /s/ Rexford A. Yeisley
         ------------------------------
         Name:   Rexford A. Yeisley
         Title:  Vice President and Chief Financial Officer

                                    FLEET NATIONAL BANK,
                                    as Trustee


                                    By: /s/ Steve Cimalore
                                        ---------------------------
                                        Name: Steve Cimalore
                                        Title: Vice President